EXHIBIT 99.2                                            OREGON STEEL MILLS
                                                        Moderator:  Jim Declusin
                                                            03-18-04/10:30 am CT
                                                            Confirmation#6235300
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                               OREGON STEEL MILLS

                             MODERATOR: JIM DECLUSIN
                                 MARCH 18, 2004
                                   8:30 AM PST


Operator:             Good morning. My name is (Shane) and I'll be your
                      conference facilitator today. At this time, I would like to welcome everyone to the Fourth Quarter and Year-End
                      Results Conference Call. All participants have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period.

                      If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you. Mr. Declusin, you may begin your conference.

Jim Declusin:         Good morning and welcome to the Oregon Steel Mills
                      conference call.  This is Jim Declusin, President and CEO.
                      Joining me is Ray Adams, Vice President Finance and Chief
                      Financial Officer.

                      I am going to ask Ray to give the overview of the fourth quarter and I will discuss our market outlook and the direction the Company intends to follow in the future.

Ray Adams:            Thank you Jim. Good morning everyone.
                      Before we begin, let me state that today's conference call will also include certain guidance for the year 2004 and
                      beyond. Other than our comments on
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                      historical results, the comments we make today constitute
                      "forward-looking statements" within the meaning of Section
                      21E of the Securities and Exchange Act of 1934, including our expectations as to future shipments, product mix, pricing, costs, operating profits and capital investments.
                      While we believe these expectations are reasonable, we cannot assure you that they will prove to have been correct. They are based on a number of assumptions and estimates that are inherently subject to economic, competitive and operational risks, uncertainties, and contingencies all of which are beyond our control, and upon assumptions with respect to future business decisions that are subject to change. For more detailed information, we encourage you to review the discussion of risks, which may cause results to differ materially, in our Form 10-K for the year ended December 31, 2003. Forward-looking statements will be identified as such with words such as "I expect", "I anticipate", "I believe" or similar qualifications.

                      Earlier this week, for the fourth quarter of 2003, we reported a net loss of $44 million and an operating loss of $38.4 million and from what I would call continuing operations, a loss of $7.4 million, after taking into consideration the charge related to the labor dispute settlement of $31.1 million versus an operating loss from continuing operations of $12.9 million in the third quarter of 2003. I will talk about the settlement in more detail later on in the conference call. The operating income breakdown by division was $ 9.1 million operating loss at the OSM division vs. a $9.2 million operating loss in

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                      the third quarter of 2003 and $8.5 million operating
                      income in the fourth quarter of 2002. At RMSM operating income was $1.7 million before the charge for the labor dispute settlement vs. an operating loss of $2.3 million in the third quarter of 2003 and $6.6 million of operating income in the fourth quarter of 2002.

                      Shifting product mix, weak flat rolled and welded pipe markets and high costs at both divisions continue to negatively impact our results as compared to the fourth quarter of 2002. Specifically:

                     [BULLET] Lower large diameter pipe shipments and pricing
                              and higher unit costs
                     [BULLET} Lower than expected volumes and high semi-finished costs relative to selling price at the Oregon Steel Division
                     [BULLET] Lower average selling prices for plate ($11 per
                              ton)
                     [BULLET] High scrap and energy costs at RMSM

                      These negatives were partially offset by higher average selling prices for rail and rod and bar products.

                      At the Oregon Steel Division plate and coil markets began to strengthen but remained weak during the fourth quarter and continued to mirror the weak demand seen throughout the year. Welded pipe pricing at the Napa Pipe Mill was very weak and as a result of low volume, unit costs were quite high.

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                      As in the previous quarters, at the RMSM Division, higher
                      scrap prices added approximately $34 per ton when compared to the fourth quarter of 2002. Higher energy costs added another $15 per ton. Mitigating these cost increases were higher average sales price for rail of $34 per ton and rod and bar of $25 per ton when compared to the fourth quarter of 2002.

                      On the positive side, with the exception of welded pipe products, price increases announced during the third and fourth quarters of 2003 resulted in higher average selling prices in the fourth quarter of 2003 over the third quarter of 2003 of; $11 per ton for rail, $24 per ton for rod and bar, $36 per ton for plate and $45 per ton for coil

                      In summary, fourth quarter results when compared to the prior year continue to reflect the squeeze on margins of a sluggish economy resulting in lower average selling prices and lower volumes at the Oregon Steel Division, continued high costs of raw materials at both divisions relative to sales price and high energy costs at the RMSM Division. We expect energy costs to remain stable into the foreseeable future.

                      During the fourth quarter 2003 we implemented additional price increases for plate, coil and rod and bar products of $40, $50, and $60 per ton, respectively. Since January 1, we have announced numerous price increases on plate and coil products, increasing the basis price on as rolled plate and coil by $210 per
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                      ton for March deliveries. Likewise for rod and bar
                      products, price increases and raw material surcharges have increased the base price for these products by $120 per ton for March deliveries.

                      Throughout much of 2003 our Company had to absorb sharply higher scrap, slab and energy costs with no relief on finished product sales price. As a result, we experienced the worst financial performance in the Company's history. The announced price increases are an attempt to address the sharp and unprecedented increases in scrap and slab costs that began in earnest in the fourth quarter of 2003 and that continue today and are expected to continue into the foreseeable future. In addition, we continue to incur the same high energy costs today that we experienced throughout 2003."

                      As noted in the press release, with the improving pricing environment and the continued realignment of our production and manning levels to improve our cost structure and quality, we expect our financial performance to be materially better in 2004 than the performance recorded in 2003. Furthermore, based on the financial results for the months of January and February of 2004, we anticipate that the Company will record an after-tax profit in the first quarter of 2004.

                      We have previously announced a tentative agreement to settle the six-year old labor dispute between RMSM and the United Steel Workers of America. As
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                      noted, we recorded a charge of $31.1 million in the fourth quarter of 2003. With the approval of the Settlement by the Union membership on March 12, 2004, the only other significant condition precedent for settlement remaining is the approval of the settlement by the National Labors Relations Board and the dismissal of cases pending before the Board related to the labor dispute. Previous press releases have pretty much laid out the details of the settlement, so if you have any additional questions about the settlement I would be happy to answer them during the question and answer session.

                      As noted in the press release, we had negative EBITDA in the fourth quarter of $25.4 million and $31.6 million for all of 2003. Both of these amounts include the $31.1 charge related to the settlement of the labor dispute. I would note that the preponderance of the charge is non-cash and related to the issuance of Company stock.

                      At December 31, 2003, we maintained a $65 million credit facility of which $5 million was restricted, an additional $16.1 million was restricted under outstanding letters of credit and $43.9 million was available for use. There were no borrowings on the credit facility at December 31, 2003 nor do not expect to have balances outstanding on our credit facility at the end of March.

                      Total debt outstanding net of cash of $5.8 million was $296 million compared to $268 million at December 31, 2002. As noted in the press release, capital
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                      spending during the quarter was $4.3 million and
                      depreciation and amortization was $9.7 million. Capital spending in 2004 is expected to $25 million; depreciation is expected to be $40 million.

                      At the third quarter conference call we noted that we were in violation of one of our revolving credit facility covenants, specially the fixed charge coverage ratio. As reported, when we filed the third quarter 10Q, the violation was waived and new covenents were established that we are very comfortable with. If you wish to see the details of the amended covenants, they were filed on November 14, 2003 as an exhibit to our third quarter 10Q.

                      I would like to turn the call back to Jim.

Jim Declusin:         Good morning again. I would like to begin with an overview of our products and markets, then discuss our operations and finally talk about our strategy and the direction the Company is going in.

                      Looking at 2004 from the steel market perspective, we see an improving economy, obviously less imports coming in because of the value of the dollar and the higher transportation costs and the high consumption rate in the Asian market, specifically China.

                      So for 2004, Oregon Steel is looking to ship in plate about 525,000 tons, in coil 75,000 tons to the trade market, and 50,000 tons to our CST Structural Mill. As far as pipe, large-diameter pipe is a forecast of 165,000 tons, our
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                      Camrose Pipe Division 70,000 tons, and Columbia
                      Structural Tubing, which we acquired in late 2003, about 50,000 tons.

                      As far as Rocky Mountain is concerned, the rail forecast is 370,000 tons, rod 470,000, and seamless pipe as of this time is still on idle. Looking at the progress that we made since our last conversation in the quarterly conference call, the progress we've made in our operating side has helped improve the margins that we will experience in 2004, not just the result of the increasing sales price but also because of decrease in costs, increase in productivity, and better yields in both our operating units, specifically Rocky Mountain and Portland.

                      We continue to look at ways to cut our costs. As we mentioned in our last conference call, we reduced the manning level at Portland down from four crews to three crews and we market that for making the same amount of tons operating at that level as we were making when we were running four crews seven days a week.

                      The reasons for that are we're seeing and experiencing an increase in our tons per hour on our rolling mill, a reduction in our delay rate and improved yields all of which go into reducing our operating costs. More specifically, we've changed the product mix at our Portland facility to better line up with the operating cost structure along the mill itself and its capabilities.

                      And in doing so, we analyzed and come up with new extras for our products more reflect the operating costs by the mill itself. And we shifted our marketing strategy, as I've mentioned in the past, to being more of a niche mill, specifically staying in the markets where we have a cost structure to align better with the consumption in the market place.

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                      And we've increased - because of that we have increased
                      our market share from roughly 30% in the fourth quarter of 2003 in the Northwest market, which we define as our natural market, to an excess of 60% resulting in obviously higher sales prices than shipping product to destinations all over the United States.

                      The one exception to that would be heat-treated plate where we are one of three producers in the steel market today, and we do sell that product in the Midwest and other places. But at the same time, because we're a secondary supplier, we also require higher selling prices.

                      I think that the consumption from a market standpoint, we've seen an improvement. I think we will continue to see an improvement in the business conditions at least through the first half of the year and after that if my crystal ball is any better I wouldn't be in this business.

                      So I think that for Oregon Steel that we have a very good market condition at least for the first six months of the year. The other bright spot for Oregon Steel is the contribution of CST, Columbia Structural Tubing, to our operation. As you know, we purchased it, we started operating it in late 2003, it's running better than expected and bringing returns back to the Company in a quicker manner than we anticipated.

                      We're also spending a lot of time focusing on our inventory control as it relates to raw materials. Because as you all know, the raw material increases are unprecedented for scraps and slabs in today's environment. And we are not trying to make the last ton of steel because we don't want those inventories there if this market were to turn in a downward direction.
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                      So while we - it does kind of strict the amount of money
                      we can make in the short term, we also believe very strongly that it limits the amount of money we can lose on the downside. And having said all that, I'd be pleased to take any questions you might have.

Operator:             At this time, I would like to remind everyone in order to
                      ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question is from (Ken Silver) of CRT Capital.

(Ken Silver):         Hi.  Good morning guys.

Jim Declusin:         Good morning (Ken).

(Ken Silver):         A couple of questions and then I'll turn it over to
                      someone else and get back in. CF&I has been reporting public numbers to date. Are you going to file a 10-K or is that sort of stopping?

Ray Adams:            That 10-K doesn't have to be filed until the end of the
                      month.

(Ken Silver):         So you plan to keep doing it.

Ray Adams:            Yes, that's correct.

(Ken Silver):         Okay.  And then, I think CF&I depreciation and
                      amortization is it about $20 million?

Ray Adams:            It's about $18 million.

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(Ken Silver):         Okay.  So in the Union settlement that talked about a
                      payout of about 25% of operating income at CF&I for ten years?

Ray Adams:            That's correct.

(Ken Silver):         And that's operating income after depreciation and
                      amortization, right?

Ray Adams:            That is correct.

(Ken Silver):         So EBITDA has - CF&I has to be roughly $18 million before
                      anything starts to get paid out.  Is that right?

Ray Adams:            Oh, yes, yes.  Looking at it that way, that would be
                      correct.

(Ken Silver):         Okay.  All right.  I just wanted to clarify that.  And
                      Jim, you just made a comment - a couple of comments about reconfiguring the product mix at Portland to better align it with your cost structure?

Jim Declusin:         Yes, (Ken).

(Ken Silver):         Can you just elaborate on that in terms of - did you like
                      change what you're making or just who you're shipping - where you're shipping it?

Jim Declusin:         No, we actually did a pretty thorough analysis
                      (Ken) of what we're capable of producing on a consistent basis and the cost structure that allows us to make a margin when we sell a product and also give us a quality product for the market place.

                      And I think that going back in time that originally the mill was asked to do things that it probably, from either quality or cost standpoint, is not capable of on a sustained basis. So what we've done is gave the product mix something
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                      that the mill can do both from the quality and cost
                      standpoint on a sustained basis for the market place.

(Ken Silver):         Okay.  Okay.  All right, then, the market share numbers
                      you gave 60% of the local market for I guess is that plate?

Jim Declusin:         Actually, that's plate and coil.

(Ken Silver):         Okay.  So that would include the ton in California Steel
                      and (unintelligible) ship or?

Jim Declusin:         No, no, no, no. What I was referring to is when we first
                      adapted this new marketing strategy was - historically
                      Oregon Steel has been about 30% of the Northwest market and I define the Northwest market as Oregon, Washington, Western Canada, you know, Idaho, going out really almost as far as Salt Lake City.

                      And what we've done at the same time now is focus more on our Northwest or our niche market area as opposed to defining our market as any place in the United States.

(Ken Silver):         Okay.  Okay.  What percentage of your plate and coil out
                      of Portland are you shipping in that market? Not your market share but what percentage of your plate and coil?
                      Like how much is going to the Midwest still?

Jim Declusin:         The only thing that's going to the Midwest is probably
                      4,000 tons a month of heat-treated plate where there are
                      only three producers in the United - in the Western steel
                      - I mean excuse me, in the US market that can produce the
                      product.
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(Ken Silver):         All right and then - but still having three
                      you're sort of changing the strategy. How much in 2003 went to the Midwest? What percentage? Do you have a sense for that?

Jim Declusin: Probably about the same (Ken), the difference being with the consolidation in the plate companies today meaning that ISG who is the top producer of plate in the United States was 60% of the operating capacity. We look at our shipments to the Midwest as nothing more than being a second supplier at premium prices to the customers back there who don't want to be sole sourced.

(Ken Silver):         But in 2003, weren't you shipping a lot of plate into the
                      Midwest?

Jim Declusin:         We were shipping more commodity plates.

(Ken Silver):         That's what I mean.  Yeah, how much commodity - how much
                      of your shipments out of Portland were going to the Midwest in 2003? It was a big number and you just changed it, right?

Jim Declusin:         Yes, it was a big number but I can't tell you exactly what it was.  I don't have it.

(Ken Silver):         Oh that's fine.  Okay then, so it's just that you fixed
                      that part of the strategy.  Thanks.

Jim Declusin:         You're welcome.

Operator:             Your next question comes from (Bruce Klein) of Credits
                      Suisse First Boston.
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(Bruce Klein):        Hi. Good morning. Was just wondering on the slab side,
                      maybe you could just review kind of what you're seeing and just remind us - I think there are quarterly agreements, I guess prices have gone up for quite a bit in the last couple of weeks. I'm wondering what you're seeing, you know, any offsets to that. And also scrap and also any availability issues right along, you know, what's going on in the price side.

Jim Declusin:         I think that the answer to that would be - you know, we've seen obviously investment across the increases in both raw materials whether it's scrap or slab. And at the same time, the availability is different. From an availability standpoint, so far our two main suppliers have been very loyal and very diligent in their commitments to us.

(Bruce Klein):        Are you talking about slabs?

Jim Declusin:         About slabs. So from that standpoint, we've been very
                      fortunate in that we've had these long relationships that have proved out to be very strong in this type of environment.

(Bruce Klein):        What happened - what are slab prices?  Where are they now
                      and what have they done in the last month?

Jim Declusin:         Well, I guess the answer to that question is that in some
                      cases they're probably higher than what the sales price was for the finished product, maybe six months ago.

(Bruce Klein):        Do they set - am I right?  Do they set quarterly?

Jim Declusin:         They're set quarterly.
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(Bruce Klein):        Okay.  And then - so do you suspect that if the selling
                      price increases you're going to announce an offset, more than offset, or less than offset?

Jim Declusin: I think that the way that we're managing our cost of either scraps or slabs in this environment is a manner in which we can be a little bit ahead of the game from a sales price standpoint. And I think that even in view of higher raw material costs that the improvements that we made will really help further the expansion of our margin.

(Bruce Klein): Am I correct in assuming that slabs in the last month has gone up a lot more than it has in the prior couple of months?

Jim Declusin:         No question about it.

(Bruce Klein):        And large-diameter pipes?  Any activities there?  Any
                      bidding opportunities and what do you see out there?

Jim Declusin:         There are some bidding activities out there.  We are
                      currently going to start on our portion in the Cheyenne
                      Plains order that will run probably April, May, June on the mill.

(Bruce Klein):        And are there any more projects to be garnered this year
                      in your view?

Jim Declusin:         I think there's some projects out there.  Whether they
                      actually go or not is always a question mark.

(Bruce Klein):        Has the activity picked up a lot or?

Jim Declusin:         No, I think it's about the same as we discussed the last
                      time.
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(Bruce Klein):        Thank you.

Jim Declusin:         Thank you.

Operator:             Your next question comes from (Barry Vogel) of Barry Vogel and Associates.

(Barry Vogel):        Jim, can you tell us what gains you would have if 200
                      workers decide to retire from Rocky Mountain? What kind of annual savings do you think you can have on that retirement? That's first question.

Ray Adams: Well, (Barry), there's significant advantage that we have in early retirement of workers at that age categories reduction and health care costs. And to some extent the amount of vacation that they get - they obviously have more vacation than they were employees. And our calculations indicate that those savings depend upon health care costs too. It could be up to $2 million a year.

(Barry Vogel):        That's all?

Ray Adams:            Yes.

(Barry Vogel):        And on the $31,089,000 of charge in the quarter on the
                      labor settlement, I think you expressed that $23.2 million of the stock portion was noncash. Was the balance cash?

Ray Adams:            Yeah, there's a stock portion and as we said in prior
                      press releases there's $2.5 million that's going to be a cash payment when the settlement becomes effective, $2500 going out to 1000 employees. That's cash out the door. There's another $5.4 million that's related to long-term disability that will be granted to employees that are in that category going forward.

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                      The people that were on strike and not eligible for
                      long-term disability when the settlement is signed off on, those individuals can apply for long-term disability and if it's accepted through the standard process then they will be paid long-term disability benefits going forward. Our estimate of what that would be on actuary basis is $5.4 million and that's the rest of the $31 million.

                      Now that's going to be paid out over a number of years. Is it cash or noncash? I think the SEC would tell you that it is cash because it will be paid in cash despite the fact that it might be paid over several years. An accountant like myself...

(Barry Vogel):        Fourth quarter, only $2.5 million was cash?

Ray Adams:            That is correct.

(Barry Vogel):        Okay, thank you very much.

(John): In reference to your comments on slab costs, can you tell us how far out you're bought now?

Jim Declusin:         We're actually through June, (John).

(John):               Through June?

Jim Declusin:         Yes.

(John):               Okay.  And your prices then are pretty fixed there.

Jim Declusin:         Yes, sir.
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(John):               Okay, okay.  And in terms of the increases that you're
                      seeing in the slab, did they - will we really see those start to roll through in the first quarter?

Jim Declusin:         Yes, you will see some rolling through in the first
                      quarter.

(John): Okay. And then I guess for Ray, the shares that you're going to issue, when do those - will those go into a share account effective with the date of the settlement or effective with the beginning of the quarter since you've now taken the charge?

Ray Adams:            No, it will be effective with the date of the settlement
                      because there are certain conditions that still need to be
                      - that still need to happen.

(John):               Okay.

Ray Adams:            And although we think that they're going to happen, 99%
                      sure, there's that 1%...

(John):               Sure.

Ray Adams:            Factor that you all know.

(John): Okay, but in terms of shareholder dilution then, we'll really start to see that in the second quarter.

Ray Adams:            That is correct.

(John): And is that part of the reason why it sounds like, I mean, the earnings are going to trail off during the year?
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Jim Declusin:         Who said that, (John)?

(John): Oh, I'm sorry. I was just under the impression when you said, you know, we don't - when you were talking about the steel business things, you know, the pricing, your costs are going to be coming up...

Ray Adams:            (John), I think we have some certainly good visibility
                      certainly for this quarter and next quarter...

(John):               Right.

Ray Adams:            I think after that you can put a big question mark on the
                      wall...

(John):               Okay.

Ray Adams:            Of what's going to happen.  I think most everybody might
                      tell you that.

(John): Yeah, okay. Sorry, I'm just trying to clarify. Okay, great. Thank you.

Operator:             Your next question comes from (Josephine Shea) of Morgan
                      Joseph.

(Josephine Shea):     Hi.  You see the March price increases, ISG just increased its prices on plate...

Jim Declusin:         Right.

(Josephine Shea):     Their new base price of $7.30 per ton and then $32
                      surcharge.  Can you comment on what you're seeing for May, that was for them May 30, those price increases, are you
                      there yet?
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Jim Declusin:         It started for them in June 1, I think it was June 1,
                      wasn't it?

(Josephine Shea):     Yeah, that's correct.

Jim Declusin:         My only comment would be I think that we're a little ahead of the game.

(Josephine Shea):     Okay.  What in capital needs, will you at one point have
                      to negotiate the larger credit line and what you see in the second quarter for that?

Ray Adams:            Well, I, as I said in my remarks we don't expect to
                      be borrowing any money on the credit line at the end of this month. We don't really see a - for instance entire year a need for a larger credit line, although I understand that you folks like to see things like that. So
                      I think we're probably going to negotiate a larger credit line this year after our performance improves.

(Josephine Shea):     And your working capital needs? Since prices go up
                      so much I would expect to see a negative impact there. Is that correct?

Ray Adams:            I don't believe that you're going - well, you're probably
                      going to see higher inventory but maybe not as high as others because I think we're doing a pretty good job of moving products almost in real time. But I don't see a need to increase the line because of that factor. As
                      I said, I don't think we're going to be borrowing very much money in our credit facility at all this year based upon what I know today.

(Josephine Shea):     Okay.  And can you remind me why you're expecting the drop in rod and bar shipments on a year-to-year basis?

Jim Declusin:         I think the actuality of the first two months are an
                      indication of the year in that we will not see that
                      drop in rod and bar shipments. The melt shop and the
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                      rolling have been month over month had very impressive
                      gains in their productivity. So I think that when we did the plan obviously it was in the fourth quarter of 2003.
                      Things changed. And with the momentum that we've got going forward I believe that the rod and bar shipments would be equal if not the same as last year.

Ray Adams:            I think in the latter part of last year we actually
                      experienced some record production on that mill. It would be nice if they were sustainable and hopefully they will be and if that's the case and you'll actually see rod and bar shipments go up.

(Josephine Shea):     The $470, your estimate might actually be on the low side?

Jim Declusin:         Yes.

Ray Adams:            Possibly could be if they can sustain these levels of
                      production.

(Josephine Shea):     Okay.  Well, thank you.

Operator:             Your next question comes from (Ryan Bailes) from Bank of
                      America.

(Ryan Bailes):        Good morning. Wanted to ask you how far around have you
                      sold your order book now? Are you kind of going month to month and, you know, your sold outs are in May as far as Portland and maybe you should address (unintelligible) as well.

Jim Declusin:         Actually in both cases we are maintaining a very short
                      leash on our order book and two weeks ago we just opened
                      up April for Portland. Rocky is already booking Portland
                      now. We're trying to keep it tight because I think it
                      allows us to have more flexibility in our pricing
                      mechanism rather than booking out a quarter at a time.
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(Ryan Bailes):        Okay.  In terms of your guidance for the first quarter, do you expect to see more improvement from Portland or from Rocky Mountain?

Jim Declusin:         I would say that what we're experiencing so far is
                      probably improvement hopefully in both areas.

(Ryan Bailes):        Pretty similar amounts?

Jim Declusin:         From where?

(Ryan Bailes):        Quarter to quarter - both similar in growth?

Jim Declusin:         Quarter to quarter no question about it.  Question that
                      I'll answer.  If you're comparing
                      third quarter to fourth quarter.

(Ryan Bailes):        Okay, thanks.

Jim Declusin:         You're welcome.

Operator:             Your next question comes from (Bret Levy) of Royal Bank
                      of Canada.

(Bret Levy):          Hey, it's Royal Bank of Canada. Can you guys tell us a
                      little bit about what you guys are charging for rail
                      going into 2004 and the pricing dynamic there. Same thing
                      for welded pipe. And is there a point at which the way the contract mechanisms that you now have there move to
                      negative margins? Are you still going to get close on
                      either side given what's going on with scrap and slab
                      prices right now?
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Jim Declusin:         I think that as far as rail's concerned we have scrap
                      clauses within some the contracts that allow us going forward to catch up where we don't have those in place in our contracts we like, the rest of the industry, as employing the new phrase, surcharges, that allows us to try to stay ahead of the scrap cost game. As far as the slabs are concerned, as I mentioned earlier, I think that we are ahead of that rising market cost.

(Bret Levy):          All right. And then - but the Cheyenne pipeline does not
                      have scrap pass through or slab pass through clauses in it. And my sense in doing the math is you have to be up around $1100 a ton before pipe would make sense versus manufacturing plate at this point?

Jim Declusin:         Your math and my math are similar.

(Bret Levy):          That's a good thing.

Jim Declusin:         That's good.

(Bret Levy):          Did you guys need any cash or bank loans to make the
                      fourth quarter coupon?

Ray Adams:            Yeah, we used a little bit but that's been paid back down.

(Bret Levy):          All right. Another thing is several of your similar
                      companies have kind of done swaps from fixed to floating.
                      Is that something that you guys are looking at here visa vie your 10% mortgage notes?

Ray Adams:            We have looked at that...

(Bret Levy):          What are your thoughts?
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Ray Adams:            Well, I think what we - our thoughts are is we'd like to
                      have - show a little better performance to perspective lenders before we take that step. And which we - we obviously we think we're going to have better performance.

(Bret Levy):          Last question I'd like to ask to both, what are you
                      guys hearing from the rail companies visa vie the qualification and the competitive threat being posed by the potential 324 foot rail coming out of rail dynamics?

Jim Declusin:         I think that they're still going through the process. I
                      think it's a tough learning curve when you deal with the railroads. You know, as you probably know. So while we will never say that it's not going to happen, at least in the short term we don't see it as a - that it poses a real issue yet.

(Bret Levy):          How about in '05?

Jim Declusin:         I'm not sure exactly how far along they really are. So
                      far, you know, when they - from what we've seen it has not been an issue whether it is in '05 or not I don't know.

(Bret Levy):          All right.  Thanks guys.

Operator:             Your next question comes from (George Kirchwey) of Samco
                      Capital Markets.

(George Kirchwey):    You may have already covered this earlier in the call but
                      could you give us current cash levels and also current
                      availability levels on your bank line say mid-March or end of February?
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Ray Adams:            Well, right now our filings on our bank facility are about
                      $5 million. I think our availability is almost $40 million. And as I said earlier I expect that $5 million to be paid off by the end of March.

(George Kirchwey):    Okay.  And your current cash level?

Ray Adams:            $0.

(George Kirchwey):    $0.  Okay.  Thank you much.

Operator:             Your next question comes from (Robert Rodriguez) of First
                      Pacific Advisors.

(Robert Rodriguez):   Good morning. I just wanted to get further clarification
                      from you Jim about the product mix. If you could define or detail a little bit where the significant changes you've done in the mix there at the mill and how that's going to look say this year versus last year?

Jim Declusin:         I think that we started this in late 2003 and I think that redefining the product - the product mix is one part of the issue. The second part is understanding the cost structure as it relates to the different products that we make and aligning both in unison. I think that our goal is to be able to have all these improvements in place by the middle of this year.

                      We have had some success early on. It's a continuous process that - because it's a new learning curve for most of our people, as you know, we've mentioned before we have some talented new young people at that mill who are in the process - who have steckel mill experience are in the process of bringing our workforce up to speed.
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                      And I think that we are very pleased of their success to
                      the success of our people out there and making improvements faster than we maybe anticipated but not to the goal that I believe we mentioned in our last conference call. That takes some time but I think ultimately from what we've seen so far we're very pleased with the projects and we think that the goals we set for ourselves and for them are very attainable.

(Robert Rodriguez):   So if we're sitting here at mid-year, can you kind of
                      quantify a little bit for us as to what the mix of the mill might be versus what it has been traditionally?

Jim Declusin:         I think the mix of the mill today I can tell you exactly.

(Robert Rodriguez):   Okay.

Jim Declusin:         We endeavored to make light gauge narrow products and I
                      won't bore you with the detail of what light gage and narrow is but I will tell you that it's not conducive to better operating rates therefore better offering costs on a mill like our own. Therefore, a continuous sized-in strip mill it might well be. For our steckel mill it is not.

(Robert Rodriguez):   Okay.  And that broad category that you just mentioned,
                      what percentage of the mill's production was that?

Jim Declusin:         When we first looked at it, maybe 15%, 20% maybe if you
                      take into account the narrow edge.

(Robert Rodriguez):   Okay.  So that would be the biggest change that you would
                      be looking at?
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Jim Declusin:         That change all by itself drives your tons up
                      sporadically. Now when your tons are up sporadically theoretically your conversion costs comes down. More importantly I think, (Bob), is the fact that your yields are better because the quality levels on those type of products and the amount of lee work you have to do to make them presentable to the market place. If you add all those costs up, you know, they're a decent size number to deal with.

(Robert Rodriguez):   Could be significant.

Jim Declusin:         Yes.

(Robert Rodriguez):   Okay.  And just one last question as now that you've been
                      there and gone through all this and going through this mix shift, etc. can you comment or give us any idea about long-term expectations about the capital structure of the Company? Do you see any material changes that requires say over the next one or two years?

Jim Declusin:         I think that my comment would be this (Bob) and we've
                      talked about this internally. I think that we have to demonstrate to everybody that we can sustain a profitable company. And I think that some of the things we're doing now help in that direction. I think our primarily goal if you'd have to be looking down the road would be is how do we reduce our debt, be more in line with the size of the company we want to be in the future.

                      And I think that if we perform and I believe we will be - we will, over the next six months we're going to very much address that issue.

(Robert Rodriguez):   Okay.  And specifically the prior executive there had
                      conveyed to me that had the share price moved up into the
                      sevenish range that he would consider equity underwriting.
                      Have you reevaluated that perception?
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Jim Declusin:         You know, I think that we're going to look at - and this
                      is not going to answer your question directly, I think we're going to look at all avenues possible and how to make this Company stronger financially in the future.
                      Right now I think we all believe that we can do some things differently to make it stronger.

(Robert Rodriguez):   Thank you very much, Jim.

Jim Declusin:         Welcome (Bob).

(Robert Rodriguez):   Bye-bye now.

Operator:             Your next question is from (Andy Petitjean) of Goldman
                      Sachs.

(Andy Petitjean):     Good afternoon everybody.  Can you talk a little bit about head count? Where your head count was at year-end of 2003 compared to a year ago and what the net head count impact of your new labor contract might me? Thank you.

Jim Declusin:         From an overall standpoint our head count was - probably a year ago around 2000.  Our head count today is about 1400.

(Andy Petitjean):     And the impact of the new labor deal?

Ray Adams:            We don't think that the labor contract is going to affect
                      the head count at all at Rocky mills.

(Andy Petitjean):     Great thanks. Jim, can you talk a little bit qualitatively about the steel cycle? Just your personal views on where
                      you think the peak will be and what you think the tariff
                      eventually will look like any different than the past
                      cycles and so forth?
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Jim Declusin:         Sure. I've been doing this for over 30 years and I've
                      never seen the environment that we're in today. When you look at the price of raw material as I said earlier, they were equal to the price of the finished product not as long as six months ago. So we're in unchartered waters.

                      But having said all that, I think that the restructuring, particularly in the Untied States with fewer mills, theoretically more discipline in the management of those mills and their production, I believe that you may not see the costs that we've experienced in the past.

                      I think that people will be physically more responsible in how they manage their companies and I think that that could maybe send - when the prices start moving downward, maybe they won't go to the levels that we've seen in the past. And I think that they're highly likely to do that. I mean, who says the price of steel has to be $250 a ton. Now if you think back that was probably less than the price of steel 20 years ago.

                      So to say that whether it should be at today's levels or level off to a more level that is more consistent with how much inflation is driven across prices, maybe that level is $400 to $500 a ton for hot-rolled coil and $100 a ton higher than those numbers for plates.

                      But it all remains to be seen. I think the discipline is the key factor and we might find that particularly more or so in the United States.

(Andy Petitjean):     And then just one follow up question Jim, are you seeing
                      more plate imports or what's going on on the import side?
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Jim Declusin:         We are seeing very little imports of any steel products
                      namely because of the Far East particularly China consuming 20 plus million tons of steel annually. Fact that we have a weaker dollar and higher ocean freight rates have precluded in force at least in the past from coming in here.

(Andy Petitjean):     Thanks.  I appreciate those thoughts.

Jim Declusin:         No problem.

Operator:             Your next question comes from (Kris Frezky) of Lehman
                      Brothers.

(Jane Castle):        Hi.  It's actually (Jane Castle) from Lehman.  I was
                      wondering if you could tell us what today's receivables, inventory, and tables are right now? Or what you expect at the end of the quarter? Either - whatever you can provide. Thanks.

Ray Adams:            Well, the receivables in this Company tend to run around
                      35 to 38 days and I think that's about as good as they can get because the timing of shipments in question on certain accounts is always going to be an issue. Our standard terms of sale are at 30. I think the inventories are probably around $140 million right now, and I can't do the math in my head into what that means internally but that's about what it is.

(Jane Castle):        And on the payable side?  Thanks.

Ray Adams:            You know, I can't answer that question. One of the issues
                      that we have with payables - it's not an issue it's a
                      fact. When we buy slabs we buy slabs of $10 million at a
                      time and that affects the payable number at any one point
                      in time at the end of the month or the end of the quarter
                      is somewhat distorted depending on how you want to look at
                      it.
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                      So payables at the end of the month or quarter could vary
                      between $10 million or $15 million just depending upon when we could make our slab payments. Of course you're offsetting the cash or borrowings.

(Jane Castle):        Okay, but it sounds like net you're expecting to be flat
                      on the working change the working cash of the first quarter?

Ray Adams:            I don't think the working cash is going to change that
                      much.

(Jane Castle):        Okay.  Thanks a lot.

Operator:             Your next question comes from (Larry Chlebina) of Wachovia
                      Securities.

(Larry Chlebina):     Hi.  Quick question.  Jim, last call you mentioned that
                      your goal was to get $20 a ton out of the cost by the first of the year and then maybe another $20 over the course of this year. In dollar terms, whereabouts do you stand on that?

Jim Declusin:         I think as Ray said is we will get it some time this term
                      and I think we're still on the course to get part of it by the middle of the year. To get much more than that we'd have to have a different slab mix on our facility to drive the costs down much further than that.

                      Ultimately, when the wide slab is available to us then we can really address more of the cost savings beyond the initial point.

(Larry Chlebina):     So the initial $20 a ton, you got about half of that?
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Jim Declusin:         Basically so far, you know, we're getting close. We just
                      got started in late fourth quarter and much of it has to do with what I mentioned earlier that we're training our new work force.

(Larry Chlebina):     Sure.  And the wide slab, what's the timing on that?
                      What's the issues around that?

Jim Declusin:         There's only three producers.

(Larry Chlebina):     Oh, okay.  Thank you.

Operator:             You have a follow up question from (Ken Silver) of CRT
                      Capital.

(Ken Silver):         Hi.  You answered part of it already about the first
                      quarter working capital change which you said not much.
                      What about the rest of the year on working capital? Do you have sense of cash usage or cash flow?

Ray Adams:            Well, I think our working capital is to somewhat stable
                      right now. So I don't really - in terms of tons and of course costs may go up a bit from here. I really am not seeing the working capital changing that much from where it was at the end of the year for all of this year because of our ability to move steel as I said earlier almost in real time. So although the steel (unintelligible) may be up because of high selling prices and raw materials may be up because of higher costs because of moving the steel I don't see the working capital changing that much.

Jim Declusin:         (Ken), I think that, you know, the point that we made
                      earlier is a very valid one watching this inventory
                      very closely because - for that simple reason. Our
                      inventory to consumption, we're trying to keep within 45
                      to 60 days.
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(Ken Silver):         Okay. And then on CAPEX, can you talk about what CAPEX is
                      going to be in the first quarter and then maybe what the balance I guess the balance will be around $25 million less that number is?

Ray Adams:            I think it's going to be around $5 million in the
                      first quarter, about $5 million in the second, about $5 million in the third, and probably $10 million in the fourth. We're going to have to start spending money on the Rocky Mountain CML new furnace later on this year. We haven't really spent a whole lot of money yet and $10 million of the $25 million is related to that furnace. And
                      I think that's back-end loaded, not front-end loaded.

(Ken Silver):         And then just a follow up to something you said earlier,
                      you had said that I guess your plan for rod shipments was down versus '03 but you said it might equal those years - get better or even be higher. When you were doing the plan, why did you think it was going to be lower?

Ray Adams:            Well, it's one-year experience record production and this
                      happened at the end of the year. You would like to think that you can sustain it but realistically we approach that maybe we can't. But if we can that would be wonderful.

Jim Declusin:         And the other thing - the other answer to that is we put
                      the things in place from the yield standpoint at Rocky
                      Mountain not just from the mill itself but also from steel making. It really hasn't proved out yet and I'm not going to say or none of us will say that the first two months of the year represent a whole year. But we're seeing significant improvements in those areas right now that we hoped were sustainable when we did the original plan but at that time they were brand new.

(Ken Silver):         Yeah, yeah.  Okay.  Great.  Thanks a lot.
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Operator:             At this time, there are no further questions.


                                       END